Exhibit 99.1

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated financial statements

For the years ended December 31, 2014 and 2013

(Report of Independent Registered Public Accounting Firm)

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated financial statements

For the years ended December 31, 2014 and 2013 and

Report of Independent Registered Public Accounting Firm

Content

Page

Report of Independent Registered Public Accounting Firm	1

Consolidated Financial Statements:
Consolidated statement of financial position	2
Consolidated statement of comprehensive income	3
Consolidated statement of changes in stockholders’ equity	4
Consolidated statement of cash flows	5
Notes to consolidated financial statements	6 a 44

KPMG Cárdenas Dosal Manuel Avila Camacho 176 Col. Reforma Social 11650 México, D.F.	Teléfono: + 01 (55) 52 46 83 00 www.kpmg.com.mx

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Grupo Vasconia, S. A. B.

We have audited the accompanying consolidated statement of financial position of Grupo Vasconia, S.A.B. and subsidiaries (the “Company”) as of December 31, 2014, and the related consolidated statements of comprehensive income, cash flows and changes in stockholders’ equity for the year ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grupo Vasconia, S.A.B. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year ended December 31, 2014, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

International Financial Reporting Standards as issued by the IASB vary in certain significant respects from generally accepted accounting principles in the United States of America. Information relating to the nature and effect of such differences is presented in note 21 to the consolidated financial statements.

The consolidated financial statements of Grupo Vasconia, S.A.B. and subsidiaries as at and for the year ended December 31, 2013 were audited by another auditor who expressed an unmodified opinion on those statements on February 28, 2014.

KPMG CARDENAS DOSAL, S.C. /s/ Erick G. Aguilar Erick G. Aguilar Mexico City March 9, 2015.		Aguascalientes, Ags. Cancún, Q. Roo Ciudad Juárez, Chih.	Mexicali, B.C. México, D.F. Monterrey, N.L.
		Culiacán, Sin.	Puebla, Pue.
	KPMG Cárdenas Dosal, S.C la Firma mexicana miembro de	Chihuahua, Chih.	Querétaro, Qro.
	la red de firmas miembro independientes de KPMG afiliadas	Guadalajara, Jal	Reynosa, Tamps.
	a KPMG International Cooperative (“KPMG Internacional”),	Hermosillo, Son.	Saltillo, Coah.
	una entidad Suiza.	León, Gto.	San Luis Potosĺ, S.L.P.
		Mérida, Yuc.	Tijuana, B.C.

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated statement of financial position

As of December 31, 2014 and 2013

(Figures expressed in pesos)

	Notes	2014	2013
Assets
Current:
Cash and cash equivalents	4 and 11	$8,952,964	26,139,090
Clients and other accounts receivable	5 and 11	782,096,399	545,038,419
Inventories, net	6	818,450,336	655,201,427
Recoverable income tax		24,655,573	73,916,572
Financial assets available for sale	7	170,042,927	—

Total current assets		1,804,198,199	1,300,295,508
Financial assets available for sale	7	—	137,827,596
Investment in associate	1, 3	202,343,942	—
Properties, machinery and equipment, net	8	1,150,095,261	966,764,700
Intangibles and other assets, net	9	9,545,156	10,833,952
Guarantee deposits		13,094,467	18,871,991

Total assets		$3,179,277,025	2,434,593,747

Liabilities
Short term:
Suppliers		$285,099,861	145,184,382
Current portion of long term bank loans	10, 11	172,036,072	81,938,417
Provisions	12	60,980,143	61,560,664
Other accounts payable and accumulated liabilities		38,960,188	36,402,310
Documents payable	13	—	24,670,564
Taxes and contributions payable, net		9,549,923	8,512,581
Employee statutory profit sharing		1,111,581	1,405,176
Share subscription liability	1 and 19	73,707,000	—

Total short term liabilities		641,444,768	359,674,094
Long term:
Bank loans, excluding current installments	10, 11	646,183,168	476,624,472
Investment in associates	1, 3	6,892,868	870,512
Deferred income tax	15	75,586,205	46,101,219
Employee benefits	14	24,175,664	23,428,723
Share subscription liability	1 and 19	96,998,412	—

Total liabilities		1,491,281,085	906,699,020

Stockholders’ equity	16
Common stock		346,692,855	346,692,855

Retained earnings:
Legal reserve		40,533,295	39,435,866
To be applied		1,070,594,727	1,002,878,530
For the year		85,390,170	80,094,320

		1,196,518,192	1,122,408,716

Premium over the issuance of shares		8,549,104	8,549,104

Repurchase of shares		(6,865,180)	(3,894,990)

Other Comprehensive Income:
Currency translation effects		38,082,033	(30,319,629)
Changes in valuation of employee benefit liabilities		1,664,093	2,850,342
Changes in valuation of financial assets available for sale		103,354,843	81,608,329

		143,100,969	54,139,042

Total stockholders’ equity		1,687,995,940	1,527,894,727

Total liabilities and stockholders’ equity		$3,179,277,025	2,434,593,747

See accompanying notes to consolidated financial statements.

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated statement of comprehensive income

For the years ended on December 31, 2014 and 2013

(Figures expressed in pesos)

	Notes	2014	2013
Net sales		$2,502,594,167	2,049,900,286
Cost of sales		2,033,397,310	1,669,368,147

Gross profit		469,196,857	380,532,139

Sale expenses		274,998,578	260,543,002
Administrative expenses		66,348,813	61,925,674

Total general expenses		341,347,391	322,468,676

Other income, net		8,889,983	31,469,777

Net financial cost:
Interest income		3,625,906	4,608,507
Interest expenses		(25,556,186)	(21,337,871)
Exchange currency (loss) gain, net		(3,275,465)	3,353,233

Net financial cost		(25,205,745)	(13,376,131)

Income before share of loss of equity-accounted associate and income tax		111,533,704	76,157,109
Share of loss of equity-accounted associate		(6,020,351)	(920,512)

Income before income tax		105,513,353	75,236,597
Income tax	15	20,123,183	(4,857,723)

Net consolidated income		$85,390,170	80,094,320

Other comprehensive income
Items that will never be reclassified to profit or loss:
Actuarial (loss) gain on employee benefits		$(1,186,249)	2,850,342
Items that may be reclassified to profit or loss:
Currency translation effects		68,401,662	(25,255,375)
Changes in valuation of financial assets available for sale		21,746,514	31,898,537

Total other comprehensive income		88,961,927	9,493,504

Comprehensive income		$174,352,097	89,587,824

Net consolidated income per common share		$0.98	0.92

See accompanying notes to consolidated financial statements.

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated statement of changes in stockholders’ equity

For the years ended on December 31, 2014 and 2013

(Figures expressed in pesos)

	Common stock	Repurchase of shares	Legal reserve	Premium over the issuance of shares (Note 16)	Retained Earnings	Other comprehensive results accumulated (net of taxes)	Total
Final balance as of December 31, 2012	$346,692,855	(1,705,694)	35,648,985	8,549,104	1,030,167,497	44,645,538	1,463,998,285
Constitution of reserves (Note 16)	—	—	3,786,881	—	(3,786,881)	—	—
Declared dividends (Note 16)	—	—	—	—	(23,502,086)	—	(23,502,086)
Repurchase of shares (Note 16)	—	(2,189,296)	—	—	—	—	(2,189,296)
					—		—
Comprehensive result	—	—	—	—	80,094,320	9,493,504	89,587,824

Final balance as of December 31, 2013	$346,692,855	(3,894,990)	39,435,866	8,549,104	1,082,972,850	54,139,042	1,527,894,727
Constitution of reserves	—	—	1,097,429	—	(1,097,429)	—	—
Declared dividends (Note 16)	—	—	—	—	(11,280,694)	—	(11,280,694)
Repurchase of shares (Note 16)	—	(2,970,190)	—	—	—	—	(2,970,190)
							—
Comprehensive result	—	—	—	—	85,390,170	88,961,927	174,352,097

Final balance as of December 31, 2014	$346,692,855	(6,865,180)	40,533,295	8,549,104	1,155,984,897	143,100,969	1,687,995,940

See accompanying notes to consolidated financial statements.

Grupo Vasconia, S. A. B. and subsidiaries

Consolidated statement of cash flows

For the years ended on December 31, 2014 and 2013

(Figures expressed in pesos)

	Notes	2014	2013
Cash flows from operating activities:
Income before income tax and share of loss of equity-accounted associate		$111,533,704	76,157,109
Items relating to investing activities:
Depreciation and amortization		97,762,663	81,006,749
Investment in associate		6,022,356	920,512
Interest income		(3,625,906)	(4,608,507)
Items relating to financing activities:
Interest expense		25,556,186	21,337,871

		237,249,003	174,813,734
(Increase) decrease in clients, other accounts receivable, other payables and other assets		(181,410,857)	116,177,395
(Increase) decrease in inventories		(118,005,909)	54,945,704
Increase (decrease) in suppliers		131,046,479	(48,105,853)
Decrease of other accounts payable and accumulated liabilities		(36,668,140)	(45,001,659)
Income tax paid		(21,826,144)	(55,757,975)

Net cash provided by operating activities		10,384,432	197,071,346

Cash flows from investing activities:
Payments in subscription of shares in associates		(31,638,530)	—
Acquisition of machinery and equipment, net		(166,685,238)	(108,913,977)
Interest collected		3,625,906	4,608,507

Net cash used in investing activities		(194,697,862)	(104,305,470)

Cash flows from financing activities:
Loans obtained from financial institutions		234,357,565	—
Payment of loans from financial institutions		(31,333,458)	(37,388,584)
Dividends paid		(11,280,694)	(23,502,086)
Interests paid		(21,645,919)	(21,337,871)
Repurchase of shares		(2,970,190)	(2,189,296)

Net cash flows provided by (used in) financing activities		167,127,304	(84,417,837)

Net (decrease) increase in cash and cash equivalents		(17,186,126)	8,348,039
Cash and cash equivalents at the beginning of the year		26,139,090	17,791,051

Cash and cash equivalents at the end of the year		$8,952,964	26,139,090

See accompanying notes to consolidated financial statements.

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

For the year ended December 31, 2014

(Corresponding figures for 2013)

(Mexican pesos)

(1)	Main activity and significant transactions-

Main activity-

Grupo Vasconia, S. A. B. (“the Company”) and its subsidiaries are engaged in the manufacturing and sale of aluminum laminates, used in different industries such as automobile, electric, construction, pharmaceutical, food, etc., in its division of industrial products and the manufacturing and/or commercialization of home consumer products, especially for table and kitchen, under known prestige brands in its consumer product division.

The address of the Company registered office is Avenida 16 de Septiembre No. 346, Col. El Partidor Cuautitlan Mexico, C.P. 54879, State of Mexico, Mexico.

The subsidiaries and associates of the Company are as follows:

Subsidiaries:

Industria Mexicana del Aluminio, S. A. de C. V. (“IMASA”) – the Company engaged in the manufacturing and sale of aluminum foil products in different shapes, and supplying aluminum disks to the Company, which are used as raw materials.

Fomento Productivo, S. A. de C. V., Industrias Ekco, S. A. de C. V. and Industrias Almexa Aluminio, S. A. de C. V. Companies that render administrative personnel and productive force services to Grupo Vasconia, Esmaltería San Ignacio, IMASA and Almexa.

Vasconia Housewares, LLC. – Company domiciled in the United States of America, whose main activity is the commercialization of aluminum products in such country, which inventory is mainly acquired from Grupo Vasconia, S.A.B.

During 2012 the operation of Ekco Querétaro, S.A. de C.V. was transferred to Grupo Vasconia, S. A. B. On July 1, 2013, the merger was carried out between Ekco Querétaro, S.A. de C.V. as merged and Grupo Vasconia, S. A. B. as merging.

In August 2013, Grupo Vasconia sold its shares held in La Vasconia (Spain), S.A., company that until June 2002 commercialized Vasconia Brand products and from that date the Company commercializes. The sale of these shares did not have any significant impact in the Company’s consolidated financial statements.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Associates:

Esmaltería San Ignacio, S. A. de C. V. (“Esmaltería San Ignacio”), was founded on February 27, 2013 in Queretaro, Mexico by Grupo Vasconia, S. A. B. associated with Uziralo, S. A. (domiciled in Spain). Esmaltería San Ignacio is engaged in the production and commercialization of frying pans, kitchen utensils in varnished steel, which allows the Company enhance its offer of products for table and kitchen in its consumer division.

At the end of 2014, the Company through its industrial division, which is the largest flat aluminum producer in Hispanic America, entered into a subscription shares agreement for the increase in the capital stock of Alucal, S. A. de C. V. (“Alucal”), which represents 50% of Alucal’s capital stock. This increase will be paid according to the capitalization program agreed by the entities during the next three years from the signature agreement date.

Alucal will start operating the largest aluminum laminator established in Latin America during the second half of 2015 in Veracruz, Mexico, “Parque Industrial Bruno Pagliai”. With the participation of Alucal, the Company increases its portfolio of products, which will allow the Company to enter in markets with more aggregated value such as automotive industry.

The share participation of the Company in the aforementioned companies is as follows:

	Share participation
	2014	2013
Industria Mexicana del Aluminio, S. A. de C. V. (*)	99.97%	99.97%
Fomento Productivo, S. A. de C. V.	99.99%	99.99%
Industrias Ekco, S. A. de C. V.	99.99%	99.99%
Industrias Almexa Aluminio, S. A. de C. V.	99.99%	99.99%
Vasconia Housewares, LLC.	100.00%	100.00%
Aluminio Holdings, S. A. de C. V.	99.99%	—
Esmaltería San Ignacio, S. A. de C. V.	48.48%	48.48%

(*)	Also shareholder of Almexa Aluminio, S. A. de C. V., Metal Servicio, S. A. de C. V., Administracion de Categorias, S. A. de C. V. and Alucal, S. A. de C. V.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(2)	Basis of presentation and consolidation-

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standard Board (IASB).

Subsidiaries are entities controlled. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

Interest in associates are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Company’s share of the profit or loss and Other Comprehensive Income of equity-accounted investees, until the date on which significant influence or joint control ceases.

Intra-Company balances and transactions, and any unrealized income and expenses arising from intra-Company transactions, are eliminated. Unrealized gains arising from transaction with equity-accounted investees are eliminated against the investment to the extent of the Company’s interest in the investee.

The Company does not have control either over Esmaltería San Ignacio or Alucal, thus they have not been consolidated according to IFRS 10 “Consolidated financial statements”.

(3)	Summary of significant accounting policies-

The accounting policies set out below have been applied consistently to all periods presented in these consolidated financial statements, and have been applied consistently by the Company:

(a)	Measurement basis

The consolidated financial statements have been prepared under the historical cost basis, except for the financial assets available for sale, which are accounted for at fair value.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(b)	Functional and reporting currency

The consolidated financial statements of the Company are presented in Mexican pesos (reporting currency), which is the same as the local currency of the Company, except for the subsidiary located in the United States of America (Vasconia Housewares, LLC.), which its functional currency is the U.S. Dollar.

In addition, the subsidiaries IMASA and Almexa present their financial statements in Mexican pesos, which is the same as the local currency but different from their functional currency (U.S. dollar). The effects of the translation, according to the IAS 21 “The effect of changes in foreign exchange rates”, are included in the consolidated financial statements.

For purposes of disclosure, “pesos” or “$” means Mexican pesos, and “dollars” or “US$” means U.S. dollars.

(c)	Use of judgment and estimates

In preparing these consolidated financial statements, management has made judgments, estimates and assumptions the affect the application of the Company’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Information about judgments made in applying accounting policies that have the most significant effects on the amount recognized in the consolidated financial statements is included in the following notes:

Note 3 (f) - Inventory estimates;

Note 3 (g) - Useful lives of property, machinery and equipment;

Note 3 (i) - Impairment of non-financial assets

Note 3 (n) - Deferred taxes;

Note 3 (o) - Liabilities related to employee benefits;

Information about assumptions and estimation uncertainties that have a significant risk of resulting in a material adjustment within the next financial year are included in the following notes:

Note 3 (k) – Provisions;

Note 3 (q) – Contingencies.

(d)	Financial assets

The Company recognizes receivables on the date they are originated. All other financial assets are recognized and derecognized on the trade date. They are initially accounted for at fair value plus transaction cost.

The classification depends on the nature and purpose of these and it is determined at the time of their initial recognition. On the date of the consolidated financial statements report of the Company only has financial assets classified as cash and cash equivalents, clients and other accounts receivable and financial assets available for sale. The following is a summary of the classification and measurement model of the non-derivative financial assets:

i)	Effective interests’ method-

The effective interest method is a method of calculating the amortized cost of a financial instrument and assigning the income or financial cost throughout the relevant period. The effective interest rate is the rate that is deducted exactly to the future estimated cash flows of collections or payments in cash (including all the fees and base points paid or received that are an integral part of the effective interest rate, costs of transaction and other premiums or discounts) through the expected life of the asset or liability financial instrument, whenever is appropriate, in a shorter period, with the net amount in books in its initial recognition.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

ii)	Cash and cash equivalents-

Mainly consist in bank deposits in checking accounts and investments in short term securities, of high liquidity, easily convertibles in cash and subject to low risks of significance of changes in value. The cash and cash equivalents are presented at nominal value; the fluctuations derived from foreign currency are recognized in the results of the year.

iii)	Receivables-

Receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Such assets and liabilities are recognized initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, receivables are measured at amortized cost using the effective interest method, less any impairment losses.

iv)	Available-for-sale financial assets-

The available-for-sale financial assets are initially recognized at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, they are measured at fair value and changes therein are recognized in OCI. When these assets are derecognized, the gain or loss accumulated in equity is reclassified to profit or loss.

v)	Impairment of financial assets-

Financial assets not classified as at fair value through profit or loss, including an interest in an equity-accounted investee, are assessed at each reporting date to determine whether there is objective evidence of impairment. The financial assets different from the financial assets at fair value with changes through results, are subject to tests for effects of impairment at the end of each period on which it is informed. It is considered that the financial assets are impaired, when there is objective evidence that, as a consequence of one or more events that had happened after the initial recognition of the financial asset, the future estimated cash flows of the financial assets have been affected.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

The objective evidence of impairment could include:

•	Significant financial difficulties of the issuer or consideration.

•	Unfulfillment of payment of the interests or the principal.

•	It is probable that the debtor declares bankruptcy or in a financial reorganization.

For accounts receivable, the assessment of impairment is made over a collective base, due to the fact that there are no accounts with significant balances in an individual manner. Inside the objective evidence that a portfolio of accounts receivable could be impaired, the past experience of the Company is considered regarding the collection, as well as the changes observable in the national and local economic conditions that are correlated with the unfulfillment of payments. For the financial assets that are registered at amortized cost, the amount of the recognized loss for impairment is the difference between the book value of the asset and the present value of future cash flows, discounted at the original effective interest rate of the financial asset.

The book value of the financial asset is reduced due to the loss for impairment directly for all the financial assets. Losses are recognized in profit or loss and reflected in an allowance account. When the Company considers that there are no realistic prospects of recovery of the asset, the relevant amounts are written off.

If in a subsequent period, the amount of the loss due to impairment decreases and that decrease can be objectively related with an event that happens after the recognition of the impairment, the loss due to impairment previously recognized is reversed through the results up until the point in which the value in investment books to the date in which the impairment was reversed does not exceed the amortized cost that would had been if the impairment had not been recognized.

Derecognition of financial assets-

The Company derecognizes a financial asset when the contractual rights to the cash flows from the asset expire, or when the Company transfers the contractual right to receive cash flows from financial assets in transactions in which substantially all the risks and rewards of ownership of the asset are transferred to another entity. Any interests in transferred financial assets that qualify for derecognition that is created or retained by the Company is recognized as a separate asset or liability.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Financial assets and liabilities are offset and the net amounts are presented in the consolidated statement of financial position when, and only when, the Company currently has a legally enforceable right to offset amounts and intend either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

(e)	Derivative financial instruments-

The Company holds derivative financial instruments to hedge its foreign currency, aluminum and gas price and interest rate risk exposures. In Note 11 there is a detailed explanation for this kind of financial instruments.

The derivatives are initially recognized at a fair value on the date the contract is subscribed and later are re-measured at their fair value at the end of the period in which is reported. The resulting earning or loss is recognized in the results.

A derivative with a reasonable positive value is recognized as a financial asset while a derivative with a negative reasonable value is recognized as a financial liability. A derivative is presented as long term asset or a liability if the date of maturity of the instrument is 12 months or more and its realization or cancellation within those 12 months is not expected.

(f)	Inventories and cost of sales-

The inventories are valued at the lower of cost or net realizable value, using first-in, first-out method. The cost of sales is recognized at historical cost and is represented by the cost of the merchandise and processing costs, including their costs of importation, freight, maneuvers, shipment and all necessary expenses for their availability for sale.

(g)	Properties, machinery and equipment-

The properties, machinery and equipment maintained for their use in the production or supply of goods and services, and for administrative purposes, are presented in the statement of financial position at their acquisition cost less accumulated depreciation and losses for impairment.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

The depreciation is calculated to write off the cost of property, machinery and equipment, less their estimated residual value over their estimated useful lives using the straight line method.

The projects in process for purposes of production, supply and administration are recorded at cost less any impairment loss. The cost includes professional fees and other costs directly attributable. The depreciation of these assets starts when the assets are ready for their planned use.

The estimates of useful lives, residual values and depreciation methods, are reviewed at the end of each reporting period. The useful lives used by the Company are as follows:

Year’s average
Buildings and installations	10 to 50 years
Machinery and equipment	5 to 30 years
Transportation and equipment	5 years
Furniture and equipment	3 to 10 years

The profit or loss arising from the sale or retire of a fixed asset item is recognized in results and is calculated as the difference between the sale price and the asset book value.

(h)	Intangibles and other assets, net -

The acquired intangible assets are recognized at cost less the accumulated amortization and the accumulated loss due to impairment. The amortizations are recognized based on the straight line method over its estimated useful life. The estimated useful life and amortization method is reviewed at the end of each year, and the effects of any change in the accounting estimate are recognized prospectively.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(i)	Impairment of non-financial assets-

At the end of each period on which it is informed, the Company revises the book value of non-financial assets (other than inventory) in order to determine if there is a sign that these assets have suffered any loss for impairment. If there is a sign, the recoverable amount of the asset is calculated in order to determine the amount of the loss due to impairment (in case there is one). When it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash generating unit to which such asset belongs. When a reasonable base and consistent of distribution can be identified, the corporate assets are also assigned to the cash generating units.

The recoverable amount is the greater of its value in use and it’s the fair value less its cost of sale. While evaluating the value in use, the estimated future cash flows are discounted to their present value using a discount rate before taxes that reflects the current evaluation of the market with respect to the value of money in the time and the specific risks of the asset, for which the future estimates of cash flows have not been adjusted.

If it is estimated that the recoverable amount of an asset (or cash generating unit) is lower than the book value, the book value of the assets (or cash generating unit) is reduced to its recoverable amount. The losses for impairment are recognized immediately in the results of the period.

When a loss due to impairment is later reversed, the book value of the asset (or cash generating unit) the revised estimated value is increased to its recoverable amount, so the increased book value does not exceed the book value that would had been determined if a loss for impairment for such asset had not been recognized (or cash generating unit) in prior years. The revision of a loss for impairment is recognized immediately in the results.

(j)	Leasing

The leasing is classified as capital lease when the terms of the lease substantially transfer to the lessee all the risks and benefits inherent to the property. All other leases are classified as operating. The Company has determined that the leases of buildings used to carry out its operation qualify as operating leases.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Lease incentives received and payments for lease rights are recognized as an integral part of the total lease expense, over the term of the lease.

The payments for rents of operating leases are charged to the result using the straight line method, during the term correspondent to the lease, except, if another systematic base results more representative for reflecting more adequately the lease benefits pattern for the user. The contingent rents are recognized as expenses in the period in which they are incurred.

(k)	Provisions-

The provisions are recognized when the Company has a current obligation (whether legal or assumed) as a result of a past event, is probable that the Company has to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as provision is the best estimate of the necessary expenditure to settle the current obligation, at the end of the period on which it is informed, taking into consideration the risks and uncertainties that accompanying the obligation. When a provision is assessed using the estimated cash flows to settle the current obligation, its book value represents the current value of such cash flows.

When it is expected a recovery, by a third party, of some or all of the economic benefits required to settle a provision, an account receivable is recorded as an asset if there is certainty to receive the disbursement and the amount of the account receivable can be reliably assessed.

(l)	Financial liabilities-

The financial liabilities include bank loans and credits; they are initially recognized at fair value less any directly attributable transaction cost. Subsequently to initial recognition, these liabilities are measured at amortized cost using the effective interest method, and the interest expenses are recognized over an effective return base.

The Company derecognizes financial liabilities when they are extinguished, i.e. when the obligation specified in the contract is discharged, cancelled or expired.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(m)	Employees benefits-

The direct benefits to employees are valued in proportion with services rendered, considering current wages. The corresponding liability is recognized as it is earned. Includes mainly employee statutory profit sharing payable (ESPS), compensated absences, such as vacations and vacation premiums and incentives.

In the case of defined benefit plans, the cost of such benefits is determined using the projected unit credit method, with actuarial assessments carried out at the end of each informed period. The actuarial profits and losses exceeding 10% of the greater amount between the current value of the defined obligations for benefits of the Company and the fair value of the assets in the final plan of the previous year, are amortized over the estimated average labor life of the employees that participate in the plan. The costs of past services are recognized immediately as the benefits are acquired; or on the contrary, they are amortized using the straight line method over the average period until the benefits become acquired.

The obligations for benefits at retirement recognized in the statement of financial position, represent the current value of the obligation of defined benefits, adjusted by the non-recognized actuarial earnings and losses and the costs of non-recognized past services less the reasonable value of the plan’s assets. Any asset that arises from this calculation is just for the non-recognized actuarial losses and the costs of past services, plus the current value or refunds and reductions of future contributions to the plan.

(n)	Income Tax (IT)

IT payable for the year is determined in conformity with the tax regulations in effect.

Deferred IT is accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and in the case of IT, for operating loss carryforwards and other recoverable tax credits. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized on the consolidated statement of comprehensive income in the period in which tax rates are enacted or substantively enacted.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Current and deferred income taxes are presented and classified in the results of operations of the period, except those arising from a transaction that is recognized in other comprehensive income (“OCI”) or directly in stockholders’ equity.

(o)	Employee Statutory Profit Sharing (ESPS)-

Current ESPS is determined in accordance with tax legislation in force. Under current tax law, companies are required to distribute 10% of their taxable income to employees.

(p)	Revenue recognition-

Revenue is calculated at the fair value of the benefit received or receivable, taking into consideration the estimated amount of customer returns, rebates or other similar discounts.

The income for sale is recognized in the results when the client takes possession of the good or when the merchandise have been delivered, time in which it is considered that the following conditions are fulfilled:

•	The Company transferred to the buyer the significant risks and benefits derived from the property of the goods.

•	The Company does not have a continuous involvement, nor maintains an effective control on the goods.

•	The income can be measured confidently.

•	It is probable that the economic benefits will flow to the entity.

•	The incurred or possibly incur costs can be measured reliably.

Value added taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the consolidated statements of comprehensive income.

(q)	Contingencies-

The important obligations or losses related with contingencies are recognized when there is the possibility that its effects are materialized and there are reasonable elements for their quantification. If these reasonable elements do not exist, their disclosure is included in a qualitative manner in the notes to the financial statements (Note 18). The revenue, profits or contingent assets are recognized at the time in which there is a practical an absolute certainty of their realization.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(r)	Comprehensive income-

It is the modification of the stockholders’ equity during the year for concepts that are not contributions, reductions and distributions of capital; it is formed by net income of the year plus other items that represent a profit or loss of the period, which are presented directly in the comprehensive income without affecting net income for the period.

(s)	Classification of costs and expenses-

The costs and expenses reflected in the statement of comprehensive income were classified according to their function.

(t)	Foreign currency-

Transactions in foreign currencies are recorded at the exchange rate prevailing at the dates of execution or settlement. Monetary assets and liabilities denominated in foreign currencies are translated at the exchange rate. Foreign currency differences are generally recognized in profit or loss. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the historical exchange rate at the date of the transaction.

(u)	Earnings per share-

It is calculated by dividing the controlling net profit between the weighted averages of ordinary shares in circulation during the period.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(v)	Businesses combination-

The Company accounts for business combinations using the acquisition method when control is transferred to the Company. The consideration transferred in the acquisition is generally measured at fair value, as are the identifiable net assets acquired. Any goodwill that arises is tested annually for impairment. Any gain on a bargain purchase is recognized in profit or loss immediately. Transaction costs are expensed as incurred, except if related to the issue of debt or equity securities.

The consideration transferred does not include amounts related to the settlement of pre-existing relationships. Such amounts are generally recognized in profit or loss.

Any contingent consideration is measured at fair value at the date of acquisition. If an obligation to pay contingent consideration that meets the definition of a financial instrument is classified as equity, then it is not remeasured and settlement is accounted for within equity. Otherwise, subsequent changes in the fair value of the contingent consideration are recognized in profit or loss.

(4)	Cash and cash equivalents-

The cash and cash equivalents at the end of the informed period as shown in the statements of cash flows can be reconciled with the related items in the statements of financial position, as follows:

	2014	2013
Cash	$6,458,307	18,397,465
Cash equivalents	2,494,657	7,741,625

	$8,952,964	26,139,090

(5)	Clients and other accounts receivable

	2014	2013
Accounts receivable	$734,546,411	508,266,243
Less
Allowance for doubtful accounts	(25,027,564)	(25,027,564)
Reserve for discount on sales	(3,848,482)	(3,484,482)

	705,670,365	479,390,197
Other accounts receivable (*)	76,426,034	65,648,222

	$782,096,399	545,038,419

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

The average credit term on the sale of goods is 68 days for 2014 and 74 for 2013, respectively. There is no charge for interests over the accounts receivable to clients after the invoicing.

Before accepting any new client, the Company carries out a loan analysis, in accordance with its policies to grant the credit line, in some cases uses an external credit grading system.

From the total of the Company’s portfolio, 52% in 2014 and 2013, respectively, are insured, only those sales considered with a greater risk due to the client’s profile.

In determining the recoverability of a receivable, the Company considers any change in the credit quality of the account from the date credit was initially granted up to the end of the period on the reporting.

Change in the estimate for doubtful accounts:

	2014	2013
Pesos
Balances at the beginning of the year	$28,876,046	30,186,470
Decrease in reserve	—	(915,600)
Amounts applied to the reserve during the year	—	(394,824)

	$28,876,046	28,876,046

(*)	At December 31, 2014 and 2013, the other receivables are mainly comprised of advances to suppliers for $25,889,798 and $8,919,490, and receivables from Esmaltería San Ignacio for $34,507,049 and $44,470,241, respectively.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(6)	Inventories

	2014	2013
Finished goods	$321,018,285	270,017,667
Work in process	187,043,904	105,584,824
Raw material	325,211,001	307,441,539

	833,273,190	638,044,030
Less allowance for obsolete and slow-moving items	(14,822,854)	(27,842,603)

	$818,450,336	655,201,427

Change in allowance for obsolete and slow-moving items

	2014	2013
Balance at the beginning of the year	$27,842,603	33,475,604
Changes in reserve	(13,019,749)	(5,633,001)

	$14,822,854	27,842,603

(7)	Financial assets available for sale

As of December 31, 2014 and 2013, the Company had 670,643 shares of Lifetime Brands, Inc. common stock, whose valuation, according to what is established in the IFRS-5, was adjusted at fair value based on the market value and which amounts to $170,042,927 and $137,827,596, respectively.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(8)	Properties, machinery and equipment, net

The properties, machinery and equipment are formed as follows:

	2014	2013
Machinery and equipment	$1,604,854,257	1,289,808,022
Buildings and installations	177,738,402	163,297,955
Transportation equipment	31,866,318	29,969,119
Furniture and equipment	79,783,795	72,506,756
Reserve	(5,392,000)	(11,291,000)
Accumulated depreciation	(855,344,677)	(758,177,138)

	1,033,506,095	786,113,714
Projects in progress	64,640,661	128,702,481
Land	51,948,505	51,948,505

	$1,150,095,261	966,764,700

a)	For the year ended on December 31, 2014-

	2013	Reclassifications / Acquisitions	Reclassifications / Disposals	Conversion (*)	2014
Machinery and equipment	$1,289,808,022	247,193,881	(4,084,926)	71,937,280	1,604,854,257
Buildings and installations	163,297,955	5,145,565	—	9,294,882	177,738,402
Transportation equipment	29,969,119	1,305,420	(1,112,079)	1,703,858	31,866,318
Furniture and equipment	72,506,756	3,319,177	(151,341)	4,109,203	79,783,795
Projects in progress	128,702,481	166,678,801	(230,740,621)	—	64,640,661
Land	51,948,505	—	—	—	51,948,505
Reserve	(11,291,000)	—	5,899,000	—	(5,392,000)

	1,724,941,838	423,642,844	(230,189,967)	87,045,223	2,005,439,938

Depreciation
Machinery and equipment	(643,010,737)	(82,164,036)	—	—	(725,174,773)
Buildings and installations	(39,879,940)	(7,425,109)	—	—	(47,305,049)
Transportation equipment	(22,847,761)	(1,779,241)	439,377	—	(24,187,625)
Furniture and equipment	(52,438,700)	(6,406,213)	167,683	—	(58,677,230)

	(758,177,138)	(97,774,599)	607,060	—	(855,344,677)

Total, net	$966,764,700	325,868,285	(229,582,907)	87,045,223	1,150,095,261

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

b)	For the year ended on December 31, 2013-

	2013	Reclassifications / Acquisitions	Reclassifications / Disposals	Conversion (*)	2013
Machinery and equipment	$1,286,087,953	46,888,137	(28,978,074)	(14,189,994)	1,289,808,022
Buildings and installations	143,758,146	26,576,468	(5,203,260)	(1,833,399)	163,297,955
Transportation equipment	31,517,847	1,631,360	(2,844,084)	(336,004)	29,969,119
Furniture and equipment	66,768,739	7,092,777	(544,227)	(810,533)	72,506,756
Projects in progress	96,670,693	97,707,132	(65,675,344)	—	128,702,481
Land	51,948,505	—	—	—	51,948,505
Reserve	(13,689,628)	—	2,398,628	—	(11,291,000)

	1,663,062,255	179,895,874	(100,846,361)	(17,169,930)	1,724,941,838

Depreciation
Machinery and equipment	(603,997,845)	(70,265,141)	31,252,249	—	(643,010,737)
Buildings and installations	(35,637,745)	(4,242,195)	—	—	(39,879,940)
Transportation equipment	(22,990,735)	(928,777)	1,071,751	—	(22,847,761)
Furniture and equipment	(47,509,924)	(4,928,776)	—	—	(52,438,700)

	(710,136,249)	(80,364,889)	32,324,000	—	(758,177,138)

Total, net	$952,926,006	99,530,985	(68,522,361)	(17,169,930)	966,764,700

(*)	The conversion effect is due to the conversion of financial information of IMASA and Almexa to their functional currency (U.S. Dollar) which is different from its recording and reporting information.

Bank loan granted by Scotiabank Inverlat, S.A., are secured by Grupo Vasconia over an industrial mortgage, and by IMASA over an industrial and civil mortgage agreement.

Bank loan granted by Bancomext are secured by Almexa over an industrial mortgage agreement.

The amount of depreciation expense for the period from January to December 2014 and 2013 recognized in the results of the periods were $96,473,867 and $80,364,889, respectively.

(9)	Intangibles and other assets, net

	2014	2013
Brands	$11,948,332	11,948,332
Accumulated amortization	(2,403,176)	(1,808,380)

	9,545,156	10,139,952
Installation costs	741,000	741,000
Accumulated amortization	(741,000)	(47,000)

	$9,545,156	10,833,952

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

The amortization expense for the period from January to December 2014 and 2013 presented in the results of the period was $1,288,796 and $641,859, respectively.

(10)	Loans from banking institutions-

				2014
	Type of		Interest	Mexican pesos
Institution	loan	Maturity	rate	Short term	Long Term
Scotiabank Inverlat	Mortgage	31-01-2017	7.10%	$6,000,000	7,500,000
Scotiabank Inverlat (1)	Mortgage	04-12-2020	TIIE + 2.8%	30,000,000	150,000,000
Scotiabank Inverlat	Unsecured	31-01-2017	TIIE + 2.8%	76,050,646	—
Scotiabank Inverlat	Unsecured	19-12-2016	TIIE + 2.8%	29,010,733	—
Scotiabank Inverlat	Unsecured	18-10-2017	TIIE + 2.8%	9,091,000	18,182,000
Bancomext	Mortgage	29-10-2021	Libor + 2.5%	21,883,693	470,501,168

				$172,036,072	646,183,168

				2013
Scotiabank Inverlat	Mortgage	31-01-2017	10.28%	$6,000,000	13,500,000
Scotiabank Inverlat	Unsecured	31-01-2017	TIIE + 2.8%	50,704,778	—
Scotiabank Inverlat	Unsecured	18-10-2017	TIIE + 2.8%	9,091,000	27,272,727
Bancomext (1)	Mortgage	29-10-2021	Libor + 2.5%	16,142,639	435,851,745

				$81,938,417	476,624,472

(1)	Due to the necessity of investing in machinery and equipment, according to the Company’s growth plans, during December 2014, the Company obtained a bank loan of $180,000,000 with Scotiabank Inverlat, S. A. de C. V., the loan has term maturity of 6 years with quarterly amortizations and bearing monthly interests at annual rate of TIIE + 2.8%, and establishes certain covenants.

The secured bank loans establish certain covenants, the most significant of which refer to compliance with certain financial ratios, the non-selling, encumbrance or disposing of the assets outside the ordinary course of business of pledged assets, and others. At December 31, 2014 and at March 9, 2015, the Company was in compliance with all these covenants.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(11)	Risk management

(a)	Significant accounting policies-

The details of the significant accounting policies and adopted methods (including recognition criteria, basis for valuation and the basis of recognition of income and expenses) for each type of financial asset, financial liability and capital instruments are disclosed in note 3(d) and 3(l).

The Company has created a Risk Management Committee, which is integrated by first level executives and is in charge of authorizing all the hedges operations they want to contract, observing for that, the lineaments established by the Board of Directors.

(b)	Categories of financial instruments and risk management policies-

	Risk	2014	2013
Financial assets:
Cash and cash equivalents	(i)	8,952,964	26,139,090
Accounts receivable, net	(i)	705,670,365	479,390,197
Notes receivable	(i)	76,426,034	65,648,222
Financial assets available for sale	(iii)	170,042,927	137,827,596
Financial liabilities:
Loans from banks	(ii-iii)	818,219,240	558,562,889
Accounts payable to suppliers	(ii-iii)	285,101,126	145,184,382
Documents payable	(ii-iii)	—	24,670,564
Alucal share subscription liability	(ii-iii)	170,705,412	—

The assets and liabilities of the Company are exposed to diverse economic risks that include:

(i)	Credit risk.

(ii)	Liquidity risk.

(iii)	Market financial risks.

The Company tries to minimize the potential negative effects of the risks above mentioned in its financial performance through different strategies which are described as follows:

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

1.	Credit risk management

The credit risk refers to the risk that the opposing parties do not fulfill their contract obligations resulting in a loss for the Company. In the case of the Company, the main credit risk arises from the cash and equivalents, accounts receivable from clients and other accounts receivable. Regarding the cash and equivalents, the Company has as a policy, to carry out transactions only with well recognized and high credit quality institutions. Regarding the accounts receivable, the Company has policies for granting loans, which are mentioned in Note 5. The maximum exposition of the loan risk is represented with the cash and accounts receivable recognized in the statement of financial position.

2.	Liquidity risk management

It is the risk that the Company finds difficulty in complying with its obligations associate with financial liabilities, which are paid in cash or with other financial instrument.

The Company manages the liquidity risk by investing its cash excess in investment instruments without a risk to be used at the time the Company requires them. The Company also continuously monitors the level of expected cash inflows together with expected cash flows projected and real.

The following chart shows the contractual maturity of the financial liabilities of the Company based on the payment periods:

	As of December 31, 2014
	Less than 1 year	More than 1 year and less than 3	More than 3 years	Total
Loans from banks	$172,036,072	202,395,513	443,787,655	818,219,240
Suppliers	285,099,861	—	—	285,099,861
Shares subscription liabilities	73,707,000	—	96,998,412	170,705,412

Total	$530,842,933	202,395,513	540,786,067	1,274,024,513

	As of December 31, 2013
Loans from banks	$81,938,417	88,295,499	388,328,973	558,562,889
Suppliers	145,184,382	—	—	145,184,382
Documents payable	24,670,564	—	—	24,670,564

Total	$251,793,363	88,295,499	388,328,973	728,417,835

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

3.	Market risk

It is the risk that the fair value or the future cash flows of a financial instrument, fluctuate as a result of changes in the market prices.

The activities of the Company are exposed mainly to financial risks of changes in interest rates, changes in exchange rates and changes in the aluminum price.

Risk management of the interest rate-

The Company is exposed to risks in the interest rate, due to the fact that it maintains loans with financial institutions at TIIE and LIBOR rate. With the purpose of managing this risk, the Company has a policy of monitoring the interest rates to assess the possibility of contracting a hedge.

The Company performs a sensibility analysis determined based on the exposition to the interest rates in the loans. For that, it is preparing an analysis assuming that the amount of the pending liability pending at the end of the informed period has been the pending liability for the whole year. Such analysis is disclosed only if when is deemed to be significant.

Exchange risk management-

The Company carries out transactions in foreign currency; consequently is exposed to fluctuations in the exchange rate. In order to manage this risk, the Company has the policy of monitoring the exchange rates of the Mexican peso versus the U.S. dollar to evaluate the possibility of contracting a hedge.

The Company performs a sensibility analysis determined based on the exposition to the exchange rate of the peso to the U.S. dollar. For that, an analysis is prepared assuming that the amount of the position in foreign currency at the end of the informed period has been the same for the whole year. Such analysis is disclosed only if when is deemed to be significant.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Risk management for the aluminum price-

The Company makes aluminum purchase transactions, as there are variations determined by the market in the price of this raw material the Company is exposed to fluctuations in the aluminum price. With the purpose of managing this risk, the Company mainly in its consumer products division has the policy of using hedges that will allow it to mitigate the volatility of aluminum prices, being all the hedge operations carried out to be strictly linked to the regular business’ operation, and not carrying out operations with speculative purposes.

The Company performs a sensibility analysis determined based on the exposition to changes in the aluminum price. For that, an analysis is prepared assuming that the amount of the account payable to suppliers of aluminum at the end of the informed period has been the same for the whole year. Such analysis is disclosed only if when is deemed to be significant.

Reasonable value of the financial instruments-

The reasonable value of the financial instruments arranged by the Company, which were subject expiration during the financial years 2014 and 2013, was determined by the Company using available information in the market or other valuation techniques that require a judgment to develop and interpret the estimates of reasonable values, likewise, uses assumptions based on the market conditions in each of the dates in the statement of financial position.

Therefore, the amounts estimated and are presented, are not necessarily indicative of the amounts that the Group could make in a real market interchange. The use of different assumptions and/or methods of estimation could have a material effect in the estimated amounts of reasonable value.

The financial instruments measured after the initial recognition at fair value are comprised in the Levels shown below, that covers the degree in which a fair value is observed:

Level 1, the valuations of fair value are those derived from the quoted prices (no adjusted) in the active markets for identical assets or liabilities;

Level 2, the valuation of fair value are those derived from indicators different from the quoted prices included in level 1, but include indicators observables for an asset or liability, whether is directly or indirectly to quoted prices, that is, derived from these prices; and

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Level 3, the valuations of fair value are those derived from valuation techniques that include the indicators for the assets or liabilities not based on the observable market information (non observable indicators).

The amounts of cash and cash equivalents of the Company, as well as the accounts receivable and payable from related parties, are closer to their reasonable value because they have short term maturity.

The derived financial instruments and the investments in shares available for sale are recorded at their fair value; classified as a Level 1 and Level 2 respectively.

The long term debt of the Company is recorded at its amortized cost and, consists in debt that generate interests at fixed and variable rates related to market indicators. To obtain and disclose the fair value of the long term debt the market quote prices or quotes from operators for similar instruments are used. Except for the long term debts, the Company consider that the book value of the financial assets and liabilities and recognized at amortized cost is close to their fair values:

	As of December 31, 2014
	Book value	Fair value
Scotiabank Inverlat - Mortgage	$13,500,000	13,500,000
Bancomext - Mortgage	492,384,861	494,112,450

Total	$505,884,861	507,612,450

	As of December 31, 2013
	Book value	Fair value
Scotiabank Inverlat - Mortgage	$19,500,000	19,502,260
Bancomext - Mortgage	451,994,384	419,835,398

Total	$471,494,384	439,337,658

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(12)	Provisions-

The provisions as of December 31, 2014 and 2013 are as follows:

	Balance as of December 2014	Balance as of December 2013
Bonuses	$10,490,589	7,374,460
Retirement of fixed assets	8,680,510	8,680,510
Advertising	5,000,000	10,626,223
Severance	4,787,706	6,467,578
Other provisions	32,021,338	28,411,893

	$60,980,143	61,560,664

(13)	Documents payable-

In May 2011, IMASA held a contract for purchase-sale with dominion reserve with Tavistock Investment Company, S. A. de C. V. (Tavistock), for the acquisition of a Building next to its facilities that amounted $34,870,564, from which $10,200,000 were paid at the signing date and $24,670,564 should have been paid no later than January 31, 2014. On January 30, 2014 IMASA paid the outstanding amount for the acquisition of that Building.

(14)	Employee benefits-

The Company has a liability to cover payments for seniority premiums, retirement plans, which are determined by actuarial studies, using the projected unit cost method. The actuarial calculation as of December 31, 2014 and 2013, are as shown as in the next page:

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

	2014
	Seniority premium	Retirement plan	Total
Defined benefit obligations (OBD)	$8,875,744	15,299,920	24,175,664

OCI (Other Comprehensive Income)	$(203,241)	1,126,926	923,685

Liability recognized in the statement of financial position at the end of the year	$8,875,744	15,299,920	24,175,664

Net periodic cost:
Service cost	$832,025	1,066,866	1,898,901
Interest cost	611,821	1,192,173	1,803,994
Curtailments /Settlements	(86,116)	(2,855,643)	(2,941,759)

Net periodic cost	$1,357,730	(596,594)	761,136

Discount rate	6.50%	6.50%
Rate of compensation increase	5.15%	5.15%
Salary increases	3.86%	3.86%

	2013
	Seniority premium	Retirement plan	Total
Defined benefit obligations (OBD)	$8,602,971	14,825,752	23,428,723

OCI (Other Comprehensive Income)	(601,191)	(3,915,043)	(4,516,234)

Liability recognized in the statement of financial position at the end of the year	$8,602,971	14,825,752	23,428,723

Net periodic cost:
Service cost	$1,081,172	1,721,919	2,803,091
Interest cost	501,649	1,477,838	1,979,487
Curtailments /Settlements	(668,834)	(8,561,599)	(9,230,433)

Net periodic cost	$913,987	(5,361,842)	(4,447,855)

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Discount rate	7.50%	7.50%
Salary increase rate	5.31%	5.31%
Minimum wage increase rate	4.27%	4.27%

(15)	Tax on earnings (Income Tax (IT) and Employee Statutory Profit Sharing (ESPS)-

On December 11, 2013, a decree was published in the Official Gazette whereby several tax provisions were amended, supplemented, and repealed. This decree became effective as of January 1, 2014. Upon enactment of a new IT Law, the IETU (Flat Rate Business Tax) Law and the IT Law in effect as of December 31, 2013 were repealed.

a.	Income tax

The income tax expense (benefit) is as follows:

	2014	2013
Current IT	$28,612,132	32,641,826
Current IETU	—	8,367,739
Deferred IT	(6,024,782)	(43,492,299)
TA (Tax on assets) benefit applied	(2,464,167)	(2,374,989)

	$20,123,183	(4,857,723)

Under the tax legislation in effect in 2013, companies paid the greater of their IT or IETU. If IETU was payable, the payment was considered final; i.e. not subject to recovery in subsequent years.

According to the IT Law in effect as of December 31, 2013, the IT rate was 30%. The new IT law imposes an IT rate of 30% for 2014 and thereafter.

Income tax expense (benefit) attributable to income before income taxes, differed from the amounts computed by applying the Mexican statutory rates of 30% IT to income before income taxes, as a result the effective income tax rate differ from 30% due to the items shown in the next page:

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

	2014	2013
Expected tax expense	30%	30%
Increase (decrease) resulting from:
Inflationary effects	3%	2%
Effect of IETU	—	11%
Not cumulative translation currency effects	(12)%	—
Inventory cumulative	2%	2%
Not cumulative, net income	—	(10)%
Tax incentive FIDECINE	—	(6)%
TA credit	(2)%	(3)%
Effect of change in deferred IETU	—	(15)%
Effect of unrecognized tax losses	(5)%	(21)%
Other, net	2%	4%

Effective IT rate	18%	(6)%

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and liabilities, at December 31, 2014 and 2013, are as follows:

	2014	2013
Deferred tax assets:
Provisions	$41,644,928	41,145,538
TA pending recovery	2,910,908	5,748,282
Advance payment from clients	112,122	19,231
Tax loss carryforward	36,453,412	31,721,926

Total deferred tax assets	81,121,370	78,634,977
Deferred liabilities:
Properties, machinery and equipment	74,257,383	46,853,391
Valuation of financial assets available for sale	44,639,594	34,974,994
Cumulative inventories (Almexa)	37,810,598	42,907,811

Total deferred tax liabilities	156,707,575	124,736,196

Net deferred tax liability	$75,586,205	46,101,219

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.

b.	Tax on assets

Until December 31, 2006 the tax on assets (IA) Law established the tax rate of 1.8% over the updated assets, be reducted from certain liabilities. In 2007 the rate was 1.25% without any deduction.

As of December 31, 2007 the IA incurred in excess of IT of the year could be recoverable in the following ten years, updated by inflation, as long as in some of such years the IT exceeded the IA. Likewise, the incurred IT in excess of the year could be credited with the incurred IA in the following three years. During the term of IETU, the IA could recover up to 10% of the outstanding balance when IETU was greater than IT. In the decree in which the IETU was greater, the tax authority stated a transitory article where IA could be recovered in the same terms.

As of December 31, 2014 the Company has the following recoverable IA:

Year of origin	Year of prescription	Amount in pesos
2005	2015	$2,910,908

(16)	Stockholders’ equity-

The principal characteristics of stockholders’ equity are described in the next page.

(a)	Structure of capital stock-

The Company’s capital stock at December 31, 2014 and 2013 is represented by 87,166,000 common, registered shares without nominal value. These shares are equivalent to $346,692,855 Mexican pesos.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

On April 30, 2013 in an extraordinary session, the Board approved to merge Ekco Queretaro, S. A. de C. V. into Grupo Vasconia, S.A.B, and the merger took place on July 1, 2013.

Repurchasing shares-

In a General Stockholders Meeting held on April 30, 2014, a reserve was established a reserve for the repurchase of shares for an amount of $6,000,000 as the maximum amount that the Company can set aside for such purpose. The effects are recognized in the statements of changes in stockholder’s equity. As a December 31, 2014 and 2013 the Company had 392,341 and 223,310 repurchased shares, respectively. These repurchased shares amount to $6,865,180 and $3,894,990 Mexican pesos, respectively.

(b)	Other comprehensive income-

The comprehensive income that is presented in the statements of changes in stockholders’ equity, represents the result of the total activity of the Company during the year and is formed by the net profit of the year plus actuarial gains by labor obligations, the results of conversion of foreign currency and the effects of valuation of financial instruments available for sale, as shown in next page, which, according to the IFRS, were carried directly to the stockholders’ equity.

	2014	2013
Net income	$85,390,170	80,094,320
(Loss) actuarial gain on employee benefits	(1,186,249)	2,850,342
Currency translation adjustment	68,401,662	(25,255,375)
Changes in valuation of financial assets available for sale	21,746,514	31,898,537

Total	$174,352,097	89,587,824

(c)	Dividends-

At the Stockholders’ Meetings held on April 30, 2014, it was resolved to declare and pay dividends for $11,331,580. The dividends payment was by $11,280,694, that amount does not include the 392,341 repurchased shares.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

At the Stockholders’ Meetings held on April 30, 2013, it was resolved to declare and pay dividends for $23,534,820. The dividends payment was by $23,502,086, that amount does not include the 119,250 repurchased shares.

(d)	Restrictions on stockholders’ equity-

The updated amount over the tax basis for the contributions made by the shareholders in the amount of $735,098,273 can be refunded to them without any tax, as long as such amount is equal or superior to the stockholders’ equity.

In accordance with the General Corporations Law, five percent of net income for the year must be appropriated to the statutory reserve, until it reaches one-fifth of capital stock. As of December 31, 2014, the statutory reserve amounts to $40,533,295 and has not reached the required amount.

Retained earnings on which no IT have been paid, are subject to income taxes in the event of distribution, at the rate of 30%, payable by the Company; consequently, the stockholders only receive 70% of such amounts. In case of reduction of capital, the excess of Stocholder’s equity over the update contributions according with the procedures established by the IT Law, it will be treated as a dividend.

(e)	Capital risk management-

The Company manages its capital to assure that the entities in the Company will be able to continue as a running business while maximizing the returns to its shareholders through the optimization of balances in debt and capital. The general strategy of the Company has not been modified in comparison with 2013.

(17)	Related parties-

In the course of its operations, the Company performs the following transactions with other companies that are related parties. These transactions are as follows:

	December, 31
	2014	2013
Goods and expenses for
Property leasing:
Inmobiliaria Cuautitlan Santo Domingo, S. A. de C. V.	$28,485,860	26,722,880
Inmobiliaria Aquiles Serdan, S. A. de C. V.	—	3,752,131
Inmobiliaria San Martin Tulpetlac, S. A. de C. V.	26,816,795	12,489,380

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Professional fees:
Grupo Fomento de Capital, S. A. de C. V.	7,674,910	—
Fomento de Capital, S. A. de C. V.	—	6,988,594

Donations:
Fundación para Nosotras las Mujeres, AC	—	1,388,084

Finished goods:
Esmaltería San Ignacio, S. A. de C. V.	64,217,125	876,332

Raw materials:
Esmaltería San Ignacio, S. A. de C. V.	1,952,263	—

Other:
Lifetime Brands, Inc. (services)	3,200,271	2,559,552
Lifetime Brands, Inc. (good purchases)	2,900,287	703,186
Lifetime Brands, Inc. (royalties)	22,004	26,527
Grupo Fomento de Capital S. A. de C. V. (interest from financial factoring)	1,362,859	—

Total	$136,632,374	55,506,666

	December, 31
	2014	2013
Income from
Administrative services
Esmaltería San Ignacio, S. A. de C. V.	$12,682,661	8,804,606
Grupo Fomento de Capital, S. A. de C. V.	1,622,021	—
Fomento de Capital, S. A. de C. V.	—	1,561,370

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Other:
Esmalteria San Ignacio S. A. de C. V. (rent of machinery)	3,980,401	—
Lifetime Brands, Inc. (sharing in sales with Costco México)	3,407,888	3,327,415
Esmalteria San Ignacio, S. A. de C. V. (services)	2,305,036	—
Esmalteria San Ignacio, S. A. de C. V. (raw material and other)	1,544,987	367,138
Esmalteria San Ignacio, S. A. de C. V. (expenses reimbursements)	995,346	—
Inmuebles Metro Park, S. A. de C. V. (administrative services)	300,000	300,000
Inmobiliaria Cuautitlán Santo Domingo, S. A. de C. V. (administrative services)	300,000	—
San Martín Tulpetlac, S. A. de C. V. (services)	300,000	—
Lifetime Brands, Inc. (royalties)	73,033	112,732
Inmobiliaria Aquiles Serdan, S. A. de C. V. (administrative services)	$—	600,000

Total	$27,691,373	15,073,261

(18)	Contingent liabilities-

a.	The Company obtained a bank loan from Scotiabank Inverlat secured over a mortgage. Specifically Grupo Vasconia, S.A.B. and IMASA signed a Civil and Industrial mortgage.

b.	To guaranty the credit that Bancomext granted to the Company, Almexa entered into an Industrial mortgage agreement with Bancomext and pledged its shares into a Trust in order to secure bank loan payments.

c.	The Company appealed against a tax credit for the alleged omission of payment for $8,010,485 due to duties of piped water and sewage. The authorities denied the appeal and confirmed the tax credit. However the Company filed a defense against the confirmation of the ruling to the Local Administrative Court, which ordered to the requested authority revises the evidence presented by the Company

The authority disagreed with the judgment delivered and appeal in a second legal challenge to the Dispute Tribunal, which was denied on July 4, 2013 by Court (Décimo Octavo Colegiado en Materia Aministrativa del Primer Circuito).

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

Due to the above, the ruling delivered by the Local Administrative Court was the final judgment. The authority pronounced a new resolution where requested for the payment of the tax credit without taking into consideration the sentence issued by the Local Administrative Court; the Company complained against the legal action of the authority.

As a result of the Company’s complaint, the Local Administrative Court ordered to the authority to comply with the final judgment. The authority issued a final a resolution leaving without effects the claim of the tax credit against the Company.

d.	On February 6, 2015, the Company appealed in the court (Sala Regional del Tribunal Federal de Justicia Fiscal y Administrativa) against a tax credit determined by the Mexican Tax Authorities for $13,104,854 that includes income tax plus penalties and interests. The credit relates to a tax incentive for deduction of depreciation on fixed assets for new investments during 2010. Based on legal advice, management believes that the defense against this action will be successful.

e.	The Company and its subsidiaries are involved in a number of lawsuits and claims arising in the normal course of business. Based on legal advice, management believes that the defense against these actions will be successful.

f.	In accordance with Mexican tax law, the tax authorities are empowered to examine transactions carried out during the five years prior to the most recent income tax return filed.

(19)	Commitments

a.	On November 25, 2008 the Company signed a lease agreement with Inmobiliaria Cuautitlán Santo Domingo, S. A. de C. V. for the land located at Av. 16 de Septiembre No. 346, Cuautitlán, Estado de México, the agreement is for 15 years with monthly rent payments of US$138,672. For 2014 the monthly rent payment was US$156,610. At the signing date the Company granted a guarantee deposit of 6.5% over the total amount of the lease established in the agreement. The term of the agreement is mandatory for both parties. Based upon the agreement, in January 2014, Inmobiliaria Cuautitlán Santo Domingo, S. A. de C. V. reimbursed to the Company $5,949,029 that represents a third part of the security deposit granted in 2008.

b.	On November 15, 2013, Almexa signed a lease agreement with San Martin Tulpetlac, S. A. de C. V. regarding the property located on Vía Morelos No. 347, Colonia Santa María Tulpetlac, Estado de México. The lease agreement establishes a term of 15 years, mandatory for both parties. The monthly rent for 2014 was of US$169,000.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

c.	In 2014, the Company signed a subscription share agreement for the 50% of Alucal capital stock, for the amount of US$14 million that will be paid during the next three years from the signing date of the agreement according to the capitalization program agreed by the companies. As of December 31, 2014, the Company had made payments for $31.6 million (US$2.4 million).

(20)	Segment information-

The Company has two business division (i) industrial products that consists in manufacturing and/or commercialization of aluminum products for different industries; and (ii) consumer products division, that consists in manufacturing and/or commercialization aluminous products of home consumer products, especially for table and kitchen, under known prestige brands.

The amounts for these kind of division are following:

Industrial products division:

	As of December 31, 2014		As of December 31, 2013
	Thousands	% amount	Thousands	% amount
	Mexican pesos	consolidated	of pesos	consolidated
Net sales	$1,455,331	58.15	$1,172,467	57.20
General expenses	124,806	36.56	130,566	40.49
Net income	34,307	40.18	38,598	48.19
Total assets	1,974,028	62.09	1,446,447	59.41
Total liabilities	1,223,508	82.04	725,610	80.03

Consumer products division

	As of December 31,2014		As of December 31, 2013
	Thousands	% amount	Thousands	% amount
	Mexican pesos	consolidated	of pesos	consolidated
Net sales	$1,047,263	41.85	$877,433	42.80
General expenses	216,541	63.44	191,903	59.51
Net income	51,083	59.82	41,496	51.81
Total assets	1,205,249	37.91	988,147	40.59
Total liabilities	267,773	17.96	181,089	19.97

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(21)	Summary of significant differences between accounting principles followed by the Group and U.S. generally accepted accounting principles (“US GAAP”)-

The Company prepared their consolidated financial statements in accordance with IFRS. The Company has prepared the following information, in this note, to present the nature and effect on net consolidated income and stockholders’ equity of the differences between IFRS and US GAAP.

(a)	Property, machinery and equipment and intangible assets.

Under IFRS property, plant and equipment and intangible assets may be revalued to fair value if fair value can be measured reliably. All items in the same class are revalued at the same time and the revaluations are kept up to date. Unlike IFRS, under US GAAP the revaluation of property, plant and equipment and intangible assets is not permitted. Therefore, the U.S. GAAP adjustment relates to the elimination of fair value effects accounted for under IFRS.

(b)	Available-for-sale financial asset (Lifetime Brands “LTB”)

Under IFRS, subsequent to initial recognition, available-for-sale financial assets are measured at fair value. Gains and losses on remeasurement are recognized in OCI. Amounts recognized in OCI are reclassified to profit or loss when the related asset is derecognized or impaired.

Under US GAAP, the Company elected to account for available-for-sale financial asset (LTB) at cost due to the fact that LTB owns 30% of the Company’s shares and recognizes equity method based upon US GAAP figures after reverse Company’s available-for-sale investment in LTB. Therefore, the U.S. GAAP adjustment relates to the elimination of fair value effects accounted for under IFRS.

(c)	Income taxes

The US GAAP adjustment relates to the income tax effects derived from the various US GAAP adjustments. Moreover, under US GAAP, Employee Statutory Profit Sharing (“ESPS”) is accounted for under the assets and liabilities method, unlike IFRS which does not recognize Deferred ESPS.

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

(d)	Employee benefits

Under IFRS “termination benefits” are those benefits provided in exchange for termination of an employee’s employment as a result of either an entity’s decision to terminate that employment before the normal retirement date or an employee’s decision to accept an offer of benefits in exchange for termination. Unlike IFRS, under US GAAP the recognition of termination benefits depends on whether it is a one-time benefit, a contractual benefit, or a benefit payment pursuant to a plan. The criteria for recognition of one-time benefits are similar to IFRS. Contractual termination benefits and benefits payable pursuant to a plan are recognized when it is probable that the benefits will be paid and the amounts can be reasonably estimated, unlike IFRS.

Under US GAAP prior (past) service costs are recognized in OCI, unlike IFRS, and subsequently reclassified to employee benefit cost, unlike IFRS. Unlike IFRS, under US GAAP actuarial gains and losses arising in the period are recognized immediately in OCI to the extent that they are not recognized in employee benefit cost.

The following are the quantitative differences between IFRS and US GAAP:

	2014	2013
Stockholders’ equity presented in the consolidated financial statements prepared under IFRS	$1,687,995,940	1,527,894,727
U.S. GAAP adjustments increase (decrease) due to:
Deferred income tax and Deferred ESPS	87,464,648	60,871,643
Employee benefits	(8,057,832)	(4,714,227)
Net fixed assets	(118,509,289)	(37,689,929)
Other financial instruments	(145,889,349)	(116,420,449)

Net adjustments	(184,991,822)	(97,952,962)
Stockholders ‘equity in accordance with U.S. GAAP	$1,503,004,118	1,429,941,765

(Continued)

Grupo Vasconia, S. A. B. and subsidiaries

Notes to consolidated financial statements

(Mexican pesos)

	2014	2013
Net consolidated income presented in the consolidated financial statements prepared under IFRS	$85,390,170	80,094,320
U.S. GAAP adjustments increase (decrease) due to:
Depreciation expense	2,900,734	(10,244,557)
Employee benefits cost	(4,692,112)	211,327
Deferred income taxes	537,414	(27,260,742)
Foreign exchange rate	3,275,465	(3,353,234)

Net adjustments	2,021,501	(40,647,206)

Net consolidated income in accordance with U.S. GAAP	$87,411,671	39,447,114

Basic earnings per share	1.00	0.45

(22)	New currently effective requirements-

The following list is the recent changes to IFRS that are required to be adopted in annual period’s beginning on January 1, 2014:

•	January 2014 – Offsetting financial assets and financial liabilities (IAS 32).

•	January 2014 – Recoverable amount disclosures for Non-financial assets.

Management deems that the recent changes to IFRS have no significant effects on the consolidated financial statements of the Company.

(23)	Authorization of issuance of consolidated financial statements-

These consolidated financial statements have been approved on March 9, 2015 by C.P. Emmanuel Reveles Ramírez, CFO, and by C.P. Román Hernández Mendoza, Controller, responsible for the consolidated financial information of Grupo Vasconia, S. A. B., and subsidiaries, and are subject to approval in the next Ordinary Stockholders Meeting of the Company, in accordance with the Mexican General Corporations Law.